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                                                                   Exhibit 99.1

NORTHWAY FINANCIAL, INC.                            9 Main Street
                                                    Berlin, New Hampshire 03570

Contact:    Richard P. Orsillo
            Senior Vice President
            and Chief Financial Officer
            603-752-1171                                  FOR IMMEDIATE RELEASE

                NORTHWAY FINANCIAL, INC. ANNOUNCES THIRD QUARTER
                    RESULTS AND DECLARES QUARTERLY DIVIDEND

         Berlin, NH, October 26, 2004...Northway Financial, Inc. (the "Company") (NASDAQ: NWFI) reported net income for the quarter ended September 30, 2004 of $977,000, or $0.65 per share, compared to $978,000, or $0.65 per share, for the same quarter in 2003. Net income for the nine months ended September 30, 2004 was $2,454,000, or $1.64 per share, compared to $2,613,000, or $1.74 per share, for the nine months ended September 30, 2003, a decrease of $159,000.

         William J. Woodward, President and Chief Executive Officer commented, "On August 31, 2004, Northway Financial, Inc. implemented its decision to exit from the indirect automobile lending line of business. This decision was predicated on the low interest rate environment and competitive pressures of the last eighteen months. Over the next twenty-four months we expect cash flows from the remaining indirect automobile portfolio to be redeployed into commercial loans, residential mortgage loans, consumer loans such as home equity loans and automobile loans, and the Company's investment portfolio, which in recent years have generated higher yields for the Company. In addition, management continues to take steps to reduce overhead expense."

         The Company declared a quarterly dividend on October 26, 2004 of $0.17 per share payable November 10, 2004 to shareholders of record on November 5, 2004.

         Net interest and dividend income for the third quarter of 2004 was $5,728,000 compared to $5,629,000 for the third quarter of 2003, an increase of $99,000. The provision for loan losses for the third quarter of 2004 decreased $90,000 to $120,000, compared to $210,000 for the third quarter of the previous year. Net securities gains for the quarter decreased $594,000 to $20,000, compared to $614,000 for the same period last year. Other noninterest income for the quarter increased $314,000 to $1,423,000 compared to $1,109,000 for the same period last year. There was no write-down of equity securities for the third quarter of 2004 compared to a write-down of $65,000 for the same period last year. Other operating expense was $5,567,000 for the quarter, compared to $5,541,000 for the same period last year, an increase of $26,000.

         Net interest income for the nine months ended September 30, 2004 decreased $444,000 to $16,970,000, compared to $17,414,000 for the same period last year. The provision for loan losses for the first nine months of 2004 decreased $265,000 to $390,000, compared to $655,000 for the first nine months of 2003. The provision for 2004 was established based upon a review of the adequacy of the allowance for loan losses. At September 30, 2004 the allowance for loan losses was 1.08% of total loans, compared to 1.06% at September 30, 2003. Securities gains for the first nine months of 2004 decreased $111,000 to $740,000, compared to $851,000 for the same period last year. Other noninterest income year-to-date increased $354,000 to $3,263,000, compared to $2,909,000 for the same period last year. There was no write-down of equity securities for the first nine months of 2004 compared to a write-down of $184,000 for the same period last year. Other operating expense increased $644,000 to $16,877,000 for the first nine months of 2004, compared to $16,233,000 for the same period last year.

         At September 30, 2004, Northway Financial had total assets of $631,143,000 compared to $620,611,000 at September 30, 2003, an increase of $10,532,000. Loans, including loans held-for-sale, at September 30, 2004 increased $11,653,000 to $478,851,000, compared to September 30, 2003.
Investments, including federal funds sold, decreased $354,000 to $100,512,000. Total deposits were $465,863,000 at September 30, 2004, a decrease of $8,012,000 compared to September 30, 2003. Total borrowings increased $13,002,000 to $109,255,000. Total equity increased $2,194,000 to $48,864,000.

         Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a multi-bank holding company. Through its subsidiary banks, The Berlin City Bank and The Pemigewasset National Bank of Plymouth, New Hampshire, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full service banking offices.

         Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words "expect," "believe," "estimate," "will" and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, expectations regarding the impact on net income of withdrawing from the indirect automobile lending line of business, expectations for impact of new products on noninterest income and expense, projections of revenue, income or loss, and plans related to products or services of the Company and its subsidiaries. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company's actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers' ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
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                            Northway Financial, Inc.
                      Selected Consolidated Financial Data
                                  (Unaudited)
            (In thousands, except for ratios and per share amounts)

Period end balance sheet data:                              September 30,
                                                       2004              2003

Total assets                                       $  631,143        $  620,611
Loans, net (1)                                        478,851           467,198
Investments (2)                                       100,512           100,866
Deposits                                              465,863           473,875
Borrowings                                            109,255            96,253
Stockholders' equity                                   48,864            46,670

Book value per share                               $    32.59        $    31.12
Tangible book value per share (3)                       23.48             21.34
Leverage ratio                                           8.22%             7.69%
Shares outstanding                                  1,499,574         1,499,574

                                     For the Three Months   For the Nine Months
                                        Ended Sept. 30,       Ended Sept. 30,
Operating results:                     2004        2003        2004       2003
Net interest income                   $5,728      $5,629     $16,970    $17,414
Securities gains, net                     20         614         740        851
Other noninterest income               1,423       1,109       3,263      2,909
Loan loss provision                      120         210         390        655
Write-down of equity securities         --            65        --          184
Other operating expense                5,567       5,541      16,877     16,233
Income before tax                      1,484       1,536       3,706      4,102
Income tax expense                       507         558       1,252      1,489
Net income                            $  977      $  978     $ 2,454    $ 2,613

Earnings per share                    $ 0.65      $ 0.65     $  1.64    $  1.74
Return on average assets                0.61%       0.62%       0.53%      0.58%
Return on average equity                8.03%       8.26%       6.79%      7.61%

(1) Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
(2) Includes federal funds sold, Federal Home Loan Bank stock, Federal Reserve Bank stock and investment securities available-for-sale.
(3) Includes a deduction of $13,655 and $14,676 for goodwill, core deposit intangible and mortgage servicing assets for 2004 and 2003, respectively.